Exhibit 99.1

Providence Service Corporation Announces Sale of Mission Providence Joint Venture to Konekt

●    Providence expected to receive transaction proceeds of approximately USD $17 million

STAMFORD, CT – August 11, 2017 – The Providence Service Corporation (“Providence”) (Nasdaq: PRSC) today announced the sale of Mission Providence Pty Ltd (“Mission Providence”) to Konekt Limited (“Konekt”), a market leading provider of return to work solutions throughout Australia. Mission Providence was formed in 2014 as a joint venture between Providence and Mission Australia to provide employment services under the Australian Government Department of Employment’s jobactive programs.

Konekt will acquire 100% of Mission Providence for total consideration of approximately USD $23 million (based on current exchange rates). Of this total consideration, Providence is expected to receive approximately USD $17 million (based on current exchange rates) for its 75% interest in the joint venture.

“Mission Providence has emerged into an important employment services provider in the Australian market over the last two years,” said James Lindstrom, Providence’s President and Chief Executive Officer. “We believe Konekt’s local presence and leadership in workforce solutions will aid in Mission Providence’s growth, innovation and ability to serve its client in a more comprehensive way.  Finally, the transaction represents an example of Providence’s value enhancement philosophy, the outcomes of which drive operational excellence with integrity and provide additional capacity for higher return opportunities.”

For the twelve months ended December 31, 2016, Mission Providence generated revenues of USD $37 million and a net loss of USD $11 million. Providence has historically accounted for its joint venture interest in Mission Providence as an equity method investment; thus, the joint ventures financial results are not consolidated with Providence’s reported revenue, Adjusted EBITDA, or Adjusted Net Income.

Mission Providence will operate as a stand-alone division within the Konekt business and Konekt intends to retain locations and staff to facilitate a smooth transition for employees and jobseekers.

The transaction is subject to obtaining formal approval by the Australian Government Department of Employment and is expected to close in the fourth quarter of 2017.

About Providence

The Providence Service Corporation is a holding company which owns interests in subsidiaries and other companies that are primarily engaged in the provision of healthcare and workforce development services for public and private sector entities seeking to control costs and promote positive outcomes. For more information, please visit prscholdings.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of healthcare reform law, government budget changes and legislation related to the services that we provide, our ability to renew or replace existing contracts that have expired or are scheduled to expire with significant clients, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Shackelton – Chief Financial Officer

(203) 307-2800